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                                                                   EXHIBIT 10.14

                             DEVELOPMENT AGREEMENT
                             ---------------------


This Agreement is made this 14th day of November, 1990 by and between Synergy Semiconductor Corporation, a California corporation having its principal office at 3450 Central Expressway, Santa Clara, CA 95051, U.S.A. ("Synergy") and Toshiba Corporation, a Japanese corporation having its principal office at 1-1, Shibaura 1-chome, Minato-ku, Tokyo 1051 Japan ("Toshiba").

WHEREAS, Synergy and Toshiba each possesses certain technology and intellectual property rights concerning the design and manufacture of semiconductor products;

WHEREAS, Synergy and Toshiba desire to jointly develop certain Bipolar and BiCMOS ASIC products;

NOW THEREFORE, IT IS AGREED as follows:


ARTICLE 1. DEFINITIONS
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1.1. "Phase I Development Project" means the development efforts by the parties through the ASIC Organization to accomplish the objectives set forth in Exhibit
A.

1.2. "Phase II Development Project" means the development efforts by the parties through the ASIC Organization to accomplish the objectives set forth in Exhibit B.

1.3. "Development Projects" means Phase I Development Project and Phase II Development Project and such other development efforts as approved by the Management Committee pursuant to Article 2, it being understood, however, that the targeted completion date of each Development Project shall be prior to December 31, 1995.

*Confidential treatment requested. Confidential portion has been filed separately with the Securities and Exchange Commission.

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1.4. "Technology" means all developments, ideas (whether or not patentable), designs, inventions and technical information and intellectual property rights relating thereto (including, but not limited to, trade secrets, patents, copyright and maskworks).

1.5. Synergy Technology" means Technology owned or developed by or for Synergy before or during the term of this Agreement independent of Development Projects including improvements and derivatives of Jointly Developed Technology made by Synergy during the term of this Agreement.

1.6. "Toshiba Technology" means Technology developed by Toshiba before or during the term of this Agreement independent of Development Projects including improvements and derivatives of Jointly Developed Technology made by Toshiba during the term of this Agreement.

1.7. "Jointly Developed Technology" means Technology developed by Synergy and/or Toshiba during the course of performance of the Development Projects.

1.8. "Synergy Patents" means all classes or types of patents, utility models, and design patents (hereafter collectively referred to as "patents") of all countries of the world, arising out of inventions made by employees or consultants of Synergy, the applications for which have a first effective filing date in any country prior to the date of expiration or termination of this Agreement and under which and to the extent to which and subject to the conditions under which Synergy or any successor may have, as of the effective date of this Agreement, or at the date of acquisition with respect to patents acquired by Synergy after the effective date of this Agreement, the right to grant licenses of the scope granted herein without the payment of royalties or other consideration to third persons, except for payments to third persons for

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inventions made by said persons while employed by Synergy, and which patents are essential to the reasonable practice or exercise of any rights grants hereunder.

1.10. "Toshiba Patents" means all classes or types of patents, utility models, and design patents (hereafter collectively referred to as "patents") of all countries of the world, arising out of inventions made by employees or consultants of Toshiba, the applications for which have a first effective filing date in any country prior to the date of expiration or termination of this Agreement and under which and to the extent to which and subject to the conditions under which Toshiba or any successor may have, as of the effective date of this Agreement, or at the date of acquisition with respect to patents acquired by Toshiba after the effective date of this Agreement, the right to grant licenses of the scope granted herein without the payment of royalties or other consideration to third persons, except for payments to third persons for inventions made by said persons while employed by Toshiba, and which patents are essential to the reasonable practice or exercise of any rights grants hereunder.

1.11. "Subsidiary" means a corporation, company or other entity:

     i) more than fifty percent (50%) of whose outstanding shares of securities (representing the right to vote for the election of directors or other managing authority) are;

     ii) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture, or unincorporated association, but more than fifty percent (50%) of the ownership interest representing the right to make the decisions for such corporation, company or other entity is;

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now or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or entity shall be deemed a Subsidiary only so long as such ownnership or control exists.

1.12. "ASIC Organization" means a organization to be established within Synergy pursuant to Section 3.1 in order to perform actual Development Projects under this Agreement.

1.13. "Developed Products" means ASIC products resulting from the Development Projects and any product designed with or manufactured with the use of any Jointly Developed Technology.

1.14. "Net Sales" means the actual selling price of Developed Products subject to royalty payments under this Agreement as invoiced to customers. For computation of the royalties the Net Sales is to be reduced by deduction of freight charges, packing costs, insurance, taxes and other duties directly to be paid on sale, allowance for return of such Developed Products, all on such Developed Products previously invoiced.
In the case of supplies to Subsidiaries or within a party for internal use of such Developed Products, Net Sales is the Fair Market Value. The term "Fair Market Value" shall mean the price at which such Developed Products would be sold by a party or its Subsidiaries in arms' length transaction to independent customers in the ordinary course of business.

ARTICLE 2. SCOPE OF JOINT DEVELOPMENT
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2.1. Synergy and Toshiba agrees to jointly undertake the Development Projects in accordance with the procedures specified in this Agreement.

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2.2. Immediately after the effective date of this Agreement, Synergy and Toshiba shall establish the Management Committee which shall be comprised of six (6) representatives; three (3) of which shall be appointed by Synergy and three (3) of which shall be appointed by Toshiba, which appointments shall have been approved by both parties.

Each party reserves the right to remove and appoint, subject to the other party's approval, successors to its members by written notice to the other party. The total number of the representatives may be changed as mutually agreed upon.

2.3.  The Management Committee shall be responsible for:
      a. Approving and reviewing the Development Projects in accordance with the manner as specified in Section 2.4;

      b. Reviewing progress against a plan, coordinating the preparation of the Development Projects modification for any significant changes to scope or schedules of the original plan;

      c. Discussing the evaluations of the Development Projects and potential actions resulting therefrom;

      d. Resolving any differences between the parties which may arise during the course of the Development Projects;

      e.  Determining the budget in accordance with Section 6.2;

      f. Valuing the non-cash contributions of synergy and Toshiba for purposes of Section 2.5; and

      g.  Any other matters as specified in this Agreement.

All decisions by the Management Committee shall be made unanimously and shall be set forth in writing. If any matter is not determined by unanimous consent of the Management Committee, such matter shall be referred to senior executives of Synergy and Toshiba for their final determination.

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2.4. In order to approve the Development Projects, the Management Committee shall review and approve a Development Project proposal to be submitted by the ASIC Organization, which proposal shall consist of:

           a. A full description of the Development Projects and work to be undertaken;

           b.  A detailed schedule for conduct of the Development Projects;

           c. An estimate of cost and man-months of personnel effort required for the Development Projects; and

           d.  A schedule for funding by the parties.

2.5. To reflect the nature of the parties' overall cooperation, the Management Committee shall approve the Development Projects as provided in Section 2.4 above, in such a way as to ensure that the nature and the level of the work to be carried out, the costs involved, the number of people necessary, and the resources required for implementation of the Development Projects shall be totally equal for each of the parties.

2.6. The Management Committee shall have at least quarterly meetings alternatively in the U.S. and in Japan, or other places as mutually agreed upon between the parties. Each party shall be responsible for its own cost.

ARTICLE 3. DEVELOPMENT ACTIVITIES
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3.1.   Within thirty (30) days after the effective date of this Agreement,
Synergy shall commence establishment of the ASIC Organization in accordance with the plan approved by the Management Committee. The ASIC Organization shall be responsible for the actual work for the Development Project in accordance with the Development Project proposal approved by the Management Committee specified in ARTICLE 2 of this Agreement.

3.2. The ASIC Organization will be divided into subteams, such as design, modeling, tool development,

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software integration and test & package and that total number of personnel shall be from ten (10) to fifteen (15) persons in the initial stage. The Management Committee will decide detailed structure and number of personnel within the ASIC Organization on the basis of the Development Projects.

3.3. The ASIC Organization shall prepare written progress technical reports summarizing the work conducted and results obtained by it in performing each Phase I and Phase. II Development Project and a formal final technical report detailing such work and results. The progress technical reports shall be submitted to the Management Committee on a monthly basis. The final technical report shall be submitted to the Management Committee within ninety (90) days following completion of each Development Project.

ARTICLE 4. SYNERGY'S RESPONSIBILITIES
- -------------------------------------

4.1. Synergy shall be responsible for the staffing and operational management of the ASIC Organization in compliance with the decisions made by the Management Committee.

4.2. In case that Synergy Technology is necessary for performing the Development Projects by the ASIC Organization and upon request of the Management Committee, Synergy agrees to transfer Synergy Technology to the ASIC Organization for the purpose of performing the Development Projects.

ARTICLE 5. TOSHIBA'S RESPONSIBILITIES
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5.1.   In case that Toshiba Technology is necessary for performing the
Development Projects by the ASIC Organization and upon request of the Management Committee, Toshiba agrees to transfer Toshiba Technology to the ASIC Organization for the purpose of performing the Development Projects.

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5.2.   To assist the development at the ASIC Organization, Toshiba agrees to send approximately three (3) engineers to the ASIC Organization on a resident basis. All the cost of the visits by these Toshiba engineers including salary, travel and living expense shall be at Toshiba's expense but such expense shall be considered as Toshiba's contribution specified in Section 2.5 as approved by the Management Committee.

ARTICLE 6. FUNDING
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6.1.   Synergy and Toshiba currently estimate that the total cost for the
Development Projects is approximately Eight Million U.S. Dollars (US$8,000,000) to Ten Million U.S. Dollars (US$10,0000,000). The cost for the Development Projects shall be equally shared by Synergy and Toshiba, it being understood, however, that Synergy's contribution would be primarily in the form of personnel, office and equipment.

6.2. The Management Committee shall approve the budget for each Development Project and for the whole ASIC Organization, which shall be determined and submitted quarterly by General Manager of the ASIC Organization. Based upon such quarterly review, the Management Committee shall approve the budget for the next quarter.

6.3. Toshiba's contribution in the form of cash will be made in accordance with the following:

6.3.1. Toshiba shall pay to Synergy One Million U.S. Dollars (US$1,000,000) within fourteen (14) days after the effective date of this Agreement.

6.3.2. Based upon the budget for the next quarter as defined in Section 6.2., the Management Committee shall approve the funding to be made

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        by Toshiba for such quarter. Toshiba shall make such cash contributions as required for a quarter within thirty (30) days after the end of the immediately previous quarter.

6.3.3. Neither Synergy nor Toshiba is obligated to pay more than Five Hundred Thousand U.S. Dollars (US$500,000) as contribution in the form of cash for in any quarter. In case it is reasonably forecasted that either party will be required to pay more than Five Hundred Thousand U.S. Dollars (US$500,000) for continuation of the Development Projects, both parties will immediately discuss appropriate solution or countermeasures.

6.4. Synergy warrants that cash contribution made by Toshiba shall be used only for the purpose of performance of the Development Projects, including overhead costs.

6.5. Except as provided in Section 6.3, contribution by both parties in the form of cash will be made in the staged basis based upon the decision by the Management Committee.

6.6. Neither party is obligated to pay more than Five Million U.S. Dollars (US$5,000,000) as contribution in the form of cash. In case it is reasonably forecasted that either party will be required to pay more than Five Million U.S. Dollars (US$5,000,000) for completion of the Development Projects, both parties will immediately discuss appropriate solution or countermeasures.

ARTICLE 7. TRANSFER OF TECHNOLOGY
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7.1.   Synergy and Toshiba may at any time access to all Jointly Developed
Technology developed either by Synergy employees or Toshiba employees to the extent that such access does not unreasonably interfere with the development activities for Development Projects.

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7.2.   Synergy shall transfer to Toshiba one set of documents of Jointly
Developed Technology generated by people who performed Development Projects in such manner as agreed at the Management Committee on a quarterly basis after such documents are generated. Such documents shall include at least all software (in object and source code form) and the related documentation.

7.3. Synergy and Toshiba shall hold two or three day technical meetings at least on a semiannual basis alternatively in the U.S. and in Japan to review and discuss any technical issues on Development Projects and to respond to questions raised by either party with regard to Jointly Developed Technology transferred to such party. Any expenses incurred by either party for technical meetings shall be borne by such party.

ARTICLE 8. OWNERSHIP OF JOINTLY DEVELOPED TECHNOLOGY
- ----------------------------------------------------

8.1. Any title, interest in and right to Jointly Developed Technology shall be jointly owned by Synergy and Toshiba. Synergy and Toshiba each has the right to use, disclose or otherwise dispose of such Jointly Developed Technology for any purpose, but subject only to royalty payment as specified in Article 10, except that each party shall not license Jointly Developed Technology to any third party except for its Subsidiaries without the prior written approval by the other party and shall comply with the confidentiality obligation set forth in
Article 11 with regard to Jointly Developed Technology. Provided, however, each party may disclose or license Jointly Developed Technology to its customers for the purpose of designing Developed Products by and for such customers.

8.2. In the case of each development of Jointly Developed Technology, the parties shall mutually determine whether an application or applications for patent should

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be filed on the same, the party which will prepare and file such application(s), and the country or countries in which the same is to be filed. Subject to the provisions of Section 8.5, if the parties disagree on filing in one or more countries, the party wishing to file in such country(ies) may do so independently of the other party. In any event, each party, at its own expense, shall cooperate fully with the filing party as may be necessary for the proper preparation, filing and prosecution of each such patent application and the maintenance and renewal of each patent covering such Jointly Developed Technology.
The expense for preparing, filing and prosecuting each joint application, and for issuance of the respective patent shall be shared equally by both parties. Where such joint application for patent is filed by either party in a country which requires the payment of annual taxes or annuities on a pending application or on an issued patent, the filing party, prior to filing, shall notify the other party, requesting the other party to indicate whether it will agree to pay one-half (1/2) of such annual taxes or annuities. If, within sixty (60) days after receiving such notice, the non-filing party fails to assume in writing the obligation to pay its one-half (1/2) share of such annual taxes or annuities, or if either party subsequently fails, within sixty (60) days of demand, to continue such payments, it shall forthwith relinquish to the other party, providing said other party continues such payments, its right, title and interest to such application and patent, subject, however, to retention of a paid-up, nonexclusive, nonassignable and irrevocable license, in favor of the relinquishing party and its Subsidiaries, to make, have made, use, lease, sell or otherwise dispose of apparatus and/or methods under said application and patent.

8.3. In the event that the filing party shall determine to abandon, or otherwise not to prosecute, any jointly owned patent application, or not to maintain, defend or

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renew any jointly owned patent, it shall notify the other party thereof, in writing, at the earliest practicable date, and such other party shall have the right, at its expense, to prosecute such application or to take up such maintenance or defense, or prosecute such renewal, as the case may be. The original filing party agrees, at the other party's expense, to cooperate fully with the other party and to assist the other party in obtaining, maintaining, defending and renewing such patent right hereunder. Thenceforth, the party exercising its right under this Section 8.3 shall be deemed "the filing party" for purposes of Sections 8.2 and 8.3.

8.4. Notwithstanding the provision of Section 8.1., each party shall have the right to grant to any third party nonexclusive licenses under jointly owned patent applications or patents resulting from inventions made by employees of such party solely or jointly with employees of the other party, provided that it shall have fulfilled its obligation, if any, to pay its share of taxes or annuities imposed on such pending applications or patents on any terms; and such party shall retain any consideration that it may receive therefore without having to account to the other joint owner. Each party consents to the granting of such nonexclusive licenses by the other party, and agrees not to assert any claim with respect to any such patent or application licensed by the other party against the licensee or licensees thereof for the term of any such license. The granting party shall indemnify and hold harmless the other party for any damages or expenses incurred by such other party resulting from grant of licenses by such granting party pursuant to this Section 8.4.

8.5. Notwithstanding any other provisions of Article 8, a patent application on Jointly Developed Technology in any country of the world shall be filed only if both parties agree that such Technology should be patented.

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ARTICLE 9. LICENSE
- ------------------

9.1. Toshiba hereby grants to Synergy and its Subsidiaries, a nonexclusive, nonassignable, perpetual, fully-paid, worldwide right and license,. without the right to grant sublicenses, to make, have made, use, sell and otherwise dispose of Developed Products under Toshiba Technology transferred to Synergy pursuant to Section 5.1 and Toshiba Patents.

9.2. Synergy hereby grants to Toshiba and its Subsidiaries, a nonexclusive, nonassignable, perpetual, fully-paid, worldwide right and license, without the right to grant sublicenses, to make, have made, use, sell and otherwise dispose of Developed Products under Synergy Technology transferred to Toshiba pursuant to Section 4.2 and Synergy Patents.

ARTICLE 10. ROYALTIES
- ---------------------

10.1. In consideration of the right and license granted to and acquired by Toshiba hereunder, Toshiba shall pay to Synergy a royalty of _____*______ of all Net Sales of Developed Products used, sold, leased or other-wise disposed of by Toshiba or its Subsidiaries.

10.2. In consideration of the right and license granted to and acquired by Synergy hereunder, Synergy shall pay to Toshiba a royalty of _____*______ of all Net Sales of Developed Products used, sold, leased or otherwise disposed of by Synergy or its Subsidiaries.

10.3. Both parties agree to make a written report to the other party within ninety (90) days after the end of each calendar year, describing and stating all Net Sales of Developed Products used, sold, leased or otherwise disposed of during the respective calendar year. Concurrent with the submission of each report, each party

*Confidential treatment requested. Confidential portion has been filed separately with the Securities and Exchange Commission.
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shall pay to the other party the royalties on Developed Products covered by the report.

10.4. Each party and its Subsidiaries will keep detailed records and books of account as may be necessary to determine the royalty payments in accordance with their standard practices. Each party is entitled at its own expense to have such records and books of the other party inspected by an independent public accountant.

10.5. The royalties due under this Agreement shall be paid without deduction for taxes; provided, however, that withholding taxes imposed under the law of U.S.A. on amounts payable to Toshiba and paid by Synergy to the account of Toshiba or withholding taxes imposed under the law of Japan on amounts payable to Synergy and paid by Toshiba to the account of Synergy shall be deductable according to the Tax Treaty between Japan and the U.S. for the avoidance of double taxation. The parties will furnish each other with certified statements or receipts evidencing the payment of such withholding taxes.

10.6. Neither party shall be obligated to pay the royalty with respect to the Developed Products sold to the other party.

10.7. All royalties shall be paid in U.S. dollars. If the conversion from Japanese Yen into U.S. dollars are necessary, it shall be made at the exchange rate established by Bank of Tokyo in Tokyo on the date of payment.

10.8. The obligation of the royalty payment of either party under this Article 10 shall cease:

    i)  on December 31, 1995 or

   ii) when the cumulative amount of the royalty paid by such party reaches Five Million U.S. Dollars (US $5,000,000), whichever comes earlier.

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10.9.  For the purpose of this Article, the Developed Products subject to royalty payments hereunder shall, notwithstanding any other provision of this Agreement, be calculated on (i) with regard to gate arrays, all products using any master array developed under this Agreement and (ii) with regard to standard cells, all products designed using any cell developed under this Agreement.

ARTICLE 11. CONFIDENTIALITY
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11.1.  Any information disclosed or exchanged in the framework of this Agreement as proprietary or confidential is hereinafter referred to as "Data". For the purpose of this Article, all Jointly Developed Technology shall be deemed Data. Both parties agree that any such Data disclosed by one party to the other shall be maintained as proprietary information and will be disclosed only to such of its employees or independent contractors who have a need to know such particular Data in furtherance of their duties and are bound to an enforceable written agreement prohibiting them from disclosing any such Data to any other party.

11.2. Except as provided above, each party further agrees and covenants that it will maintain any Data in confidence and will not disclose it to any third party Data and only such Data as:

         1. is in the possession of the receiving party as of the effective date of this Agreement, independently of any disclosure by the disclosing party, as evidenced by written documents in existence prior to the date of any disclosure of such Data to the receiving party by the disclosing party;

         2. is or becomes available to the public, separate and apart from any disclosures by the receiving party;

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         3.  is learned by the receiving party from a third party entitled to disclose such Data, provided the receiving party complies with all restrictions imposed by the third party; or

         4.  is independently developed by the receiving party.

11.3. The obligations set forth in the Article 11 shall expire at fifth (5th) anniversary of receipt of information with regard to each piece of Data and survive termination of this Agreement for such period. After expiration of such period for each piece of Data, the receiving party may sublicense that Data to third parties, provided that such third parties are bound to confidentiality restrictions similar to the provisions of this Article 11.

ARTICLE 12. TERM AND TERMINATION
- --------------------------------

12.1. This Agreement shall become effective as of (i) the last signature hereto or the date on which this Agreement is approved by the Japanese Government, whichever is later, or (ii) such other later date as mutually agreed upon, and shall continue in effect until December 31, 1995 or until the Development Projects approved by the Management Committee pursuant to Section 2.3. have completed, whichever is longer, unless sonner terminated by a party hereto in accordance with this Article 12.

12.2. If either party defaults in the performance of its material obligations hereunder and if any such default is not corrected within ninety (90) days after it shall have been called to the attention of the defaulting party, in writing, by the other party, then the other party, at its option, may, in addition to any other remedies it may have, thereupon terminate this Agreement by giving written notice of termination to the other party.

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12.3.  This Agreement may be terminated by either party on notice, (i) upon the institution by the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the debts, (ii) upon the institution of such proceedings against the other party, which are not dismissed or otherwise resolved in such party's favor within sixty (60) days thereafter, (iii) upon the other party's making an assignment for the benefit of creditors, or (iv) upon the other party's dissolution or ceasing to do business in the normal course.

12.4.  (a)  In the event of termination or expiration of this Agreement, the licenses granted to each party specified in Sections 9.1 and 9.2 shall survive such termination, provided that if this Agreement is terminated by either party for the default of the other party pursuant to Section 12.2 above, then the licenses granted to the defaulting party shall thereupon terminate. Notwithstanding such termination or expiration, the defaulting party may dispose of existing inventory subject to royalty payment. In the case of termination for default, all confidential information and other materials of the terminating party, and all complete or partial copies thereof, shall be promptly returned to the terminating party.
       (b) If this Agreement is terminated or expires and a party's license survives such termination or expiration, then such party shall continue to be bound by the surviving restrictions and related obligations (e.g., limitations on the license grants, confidentiality obligations), and such party's licenses may thereafter be terminated by the other party for material default of those restrictions or obligations, in accordance with the provisions set forth herein.

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       (c)  In any event the confidentiality provisions of Article 11 shall survive termination or expiration of this Agreement for such period as set forth in such Article 11.

12.5. No failure or delay on the part of either party in exercising its right of termination hereunder for any one or more causes shall be construed to prejudice its right of termination for any other or subsequent cause.

ARTICLE 13. WARRANTIES
- ----------------------

13.1. Synergy and Toshiba each represents that it has the right to grant the rights granted hereunder, to transfer its Technology, and that the terms and conditions do not violate its Articles of Incorporation or By-Laws and do not conflict with any other agreement to which it is a party or by which it is bound.

13.2. Nothing contained in this Agreement shall be construed as a warranty or representation that the manufacture, sale, lease, use or other disposition of products by either party will be free from infringement of intellectual property rights of third parties, or that the recipient party will successfully manufacture or develop product's based upon the Technology transferred to it hereunder.

13.3. EXCEPT AS EXPRESS PROVIDED IN SECTION 13.1, NEITHER PARTY GRANTS TO THE OTHER ANY WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO ANY TECHNOLOGY TRANSFERRED BY SUCH PARTY TO SUCH OTHER PARTY HEREUNDER, INCLUDING ALL IMPLIED WARRANTIES OR MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

13.4. EXCEPT FOR A BREACH OF ARTICLE 11 ABOVE, NEITHER PARTY SHALL BE LIABLE UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER LEGAL OR EQUITABLE THEORY

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FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, LOST PROFITS,
LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

ARTICLE 14. PROHIBITED SUBJECT MATTER
- -------------------------------------

     Under no circumstances. shall the parties hereto exchange or discuss with one another marketing policies or activities, or pricing information relative to the subject matter of this Agreement.

ARTICLE 15. PUBLICATION
- -----------------------

     All notices to third parties and all other publicity concerning the terms and conditions of this Agreement shall be jointly planned and coordinated by and between the parties. Neither party shall act unilaterally in this regard without the prior written approval of the other party, which approval, however, shall not be unreasonably withheld.

ARTICLE 16. ARBITRATION
- -----------------------

     All disputes, controversies or differences which may arise between the parties out of or in relation to or in connection with this Agreement shall be settled by senior executives of both parties. If senior executives of both parties are unable to settle such dispute, then, such dispute shall be referred to and finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The arbitration shall be conducted in English and take place in Tokyo if it is initiated by Synergy or in San Francisco, California if it is initiated by Toshiba. The award of arbitration shall bind the both parties, and judgment on the award may be entered in any court having jurisdiction thereof.

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ARTICLE 17. GENERAL PROVISIONS
- ------------------------------

17.1. No amendment or modification to this Agreement shall be valid or binding upon the parties unless made in writing and signed by representatives of both parties. This Agreement and the Exhibits attached hereto and made a part hereof embody the entire understanding of the parties with respect to the subject matter contained herein and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. This Agreement shall not affect or alter any other agreement heretofore entered into between Synergy and Toshiba.

17.2. This Agreement and any rights or licenses granted herein shall be binding upon and inure to the benefit of the parties hereto and their Subsidiaries and their respective successors and assigns, provided that, a successor or assignee shall have agreed in writing to be bound by all terms and conditions of this Agreement, and that neither party shall assign any of its rights or privileges hereunder without the prior written consent of the other party. Any attempted assignment in derogation of the foregoing shall be null and void. Notwithstanding the foregoing, if either party is merged into, or acquired by, a third party (i) which is not engaged in semiconductor business, or (ii) which is engaged in semiconductor business and whose annual sales of semiconductor products is no more than Five Hundred Million U.S. Dollars (US$500,000,000),. the other party shall not unreasonably withhold the consent to the proposed assignment by such party to such party.

17.3. Nothing contained in this Agreement shall be construed as conferring by implication, estoppel or otherwise upon either party hereunder any license or other right except the licenses and rights expressly granted hereunder to a party hereto.

17.4. Nothing contained in this Agreement shall be construed as:

17.4.1. conferring any rights to use in advertising, publicity or other marketing activities any name, trademark, or other designation of either party hereto, including any contraction, abbreviation, or simulation of any of the foregoing, and each party hereto agrees not to use the existence of this Agreement in any marketing activity without the express written approval of the other party; or

17.4.2. limiting the rights which either party has outside the scope of the licenses granted hereunder.

17.5. All notices required or permitted to be given hereunder shall be in writing and shall be valid and sufficient if dispatched by registered or certified airmail, postage prepaid, in any post office in the United States or Japan, addressed as follows:

           If to Synergy:

             Synergy Semiconductor Corporation
             3450 Central Expressway
             Santa Clara, CA 95051
             U. S. A.

           Attention:  President and CEO

             Facsimile:  408-737-0831

           If to Toshiba:

             Toshiba Corporation
             1-1,  Shibaura 1-chome
             Minato-ku
             Tokyo 105-01, Japan

           Attention:  General Manager,
             International Agreements Negotiations and
             Legal Services Division

             Facsimile:  03-798-3649

     Either party may change its address by a notice given to the other party in the manner set forth above. Notice given as herein provided shall be construed to have been given seven (7) days after the mailing thereof.

17.6. This Agreement and the obligations and performance of the parties hereto and of their respective Subsidiaries shall be subject to all laws, both present and future, of any Government having competent jurisdiction over the parties hereto or their respective Subsidiaries and to orders, regulations, licenses, directions or requests of any such Government, or any department, agency or corporation thereof and contingencies as a result of war, acts of public enemies, strikes or other labor disturbances, fires, floods, acts of God, or any causes of like or different kind beyond the control of the parties, and the parties hereto shall be excused from any failure to perform any obligation hereunder to the extent such failure is caused by any such law, order, regulation, direction, request or contingency.

17.7. (a) Toshiba hereby agrees to comply with all export laws and restrictions and regulations of the Department of Commerce or other United States. or foreign agency or authority, and not to export, or allow the export or reexport of any proprietary information or copy or any direct product thereof in violation of any such restrictions, laws or regulations, or to Afghanistan, the People's Republic of China or any Group Q, S, W, Y or Z country specified in the then current Supplement No. 1 to Section 770 of the U.S. Export Administration Regulations (or any successor supplement or regulations); Synergy shall obtain any necessary licenses and/or exemptions with respect to the export from the U.S. of all Synergy proprietary information and shall demonstrate to Toshiba compliance with all applicable laws and regulations prior to delivery.

     (b) Synergy hereby agrees that it shall not export or reexport, directly or indirectly, any technical data received from Toshiba hereunder or direct product thereof in violation of any export control laws and regulations of the U.S. and Japan.

17.8. No failure or delay on the part of either party in the exercise of any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right or privilege preclude other or further exercise thereof or of any other right or privilege.

17.9. Nothing contained herein or done in pursuance of this Agreement shall constitute either party hereto the agent for the other party for any purpose or in any sense whatsoever.

17.10 Toshiba agrees not to solicit any Synergy employees for hire without prior consent of Synergy during the term of this Agreement and for six (6) months thereafter.

17.11. The applicable law governing any course of action arising out of this Agreement, or the performance by either party hereto, shall be governed by the laws of the state of California.

17.12. The captions used in this Agreement are for convenience of reference only and are not to be used in interpreting the obligations of the parties under this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

Synergy Semiconductor                 Toshiba Corporation
  Corporation


By: /s/ Kenneth G. Wolf               By: /s/ Hideharu Egawa
    --------------------------            -----------------------

Name: KENNETH G. WOLF                 Name: HIDEHARU EGAWA
      ------------------------              ---------------------
                                             VICE PRESIDENT &
Title: PRESIDENT & CEO                Title: GROUP EXECUTIVE
       -----------------------               --------------------

                                   Exhibit A



1.   Target: ECL Gate Array

                 -  Master Arrays
                 -  Library
                 -  CAD
                 -  Total Design Tools for Developed Products


2.  Milestone:

                    1991                                 1992
         lQ      2Q     3Q      4Q        1Q      2Q      3Q       4Q
    ------------------------------------------------------------------------

    -------------------------------------.--------------.
         Modeling

    -------------------------------------.--------------.
         Master Arrays

    -------------------------------------.--------------.
         Library

    -------------------------------------.--------------.
         CAD
                                       Alpha-Release  Beta-Release

                                       ----------------------------------------
                                                        Total design Tools

    -----------------------------------------------------
     Definition        Development        Verification/
                                          Improvement/
                                          Enhancement


"Alpha-Release" means the first release of CAD, Library and Master Arrays which are intended to be capable of designing Developed Products; it being understood, however that the Alpha-Release is made primarily for verification of the commercial use thereof and would contain some buggs. Alpha-Release CAD, Library and Master Arrays should be verified by both parties.

"Beta-Release" means release of CAD, Library and Master Arrays which are intended to be used for commercial use and which are modified or improved in accordance with the result of the verification of Alpha-Release.

                                   Exhibit B



(To be defined by the Management Committee by the second quarter of 1992.)